Exhibit 99

For Immediate Release	Contact Information
Tuesday, July 27, 2004	Investors: Roberto R. Thomae
(210) 496-5300 ext. 214, bthomae@txco.com
Media: Paul Hart
(210) 496-5300 ext. 264, pdhart@txco.com

NEWS RELEASE

The Exploration Company Updates First-Half 2004 Operations; Signs New $50 Million Credit Facility; Adds to Maverick Basin Rig Count and Acreage Position

SAN ANTONIO -- July 27, 2004 -- The Exploration Company (Nasdaq:TXCO) today provided an update on its Maverick Basin operations and key transactions.

-	Seven rigs currently are in operation for TXCO's account, matching last year's record pace.
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Production at July 15 stood at 16.9 million cubic feet equivalent (MMcfe) per day. For the second quarter, daily production averaged 12.9 MMcfe. Second-quarter production was negatively impacted by severe weather conditions, a drilling curtailment by a key operating partner due to corporate restructuring and limited rig availability.

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In the first half, TXCO spent $15 million, 45 percent of its $33.4 million, 2004 capital expenditure program. The Company participated in 28 new wells through June 30 of this year, compared to 42 wells at the same point in 2003.

-	TXCO secured a new $50 million credit facility with Guaranty Bank, Houston.
-	The Company acquired seismic lease options for 62,089 acres, bringing its gross Maverick Basin acreage to 554,089 acres.

     "Having overcome operating delays and interruptions we faced earlier this year, our activity is now accelerating," said President and CEO James E. Sigmon. "We expect to see a substantial increase in drilling and production in the second half. Having seven rigs running on our Maverick Basin lease block should enable us to fulfill our aggressive 2004 drilling program. Our continuing success in the Georgetown and the meaningful reserve and production potential from the Glen Rose reef play offer the Company exceptional promise for higher valuation.

     "The acquisition of the new seismic options solidifies our position as the dominant player in the region that we know best," Sigmon added. "These parcels have very similar geology to our existing lease block and are prospective for many of the same plays. We now hold interests in more than a half-million acres in our focus area. This will allow us to further expand our multi-year drilling prospect inventory and continue TXCO's trend of rapid growth. Finally, the new credit facility offers us continued access to capital and improved operational flexibility with better terms and pricing, allowing us to accelerate our growth plans going forward."

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Drilling/Production

     Through June 30, TXCO spudded 28 of 65 new Maverick Basin wells projected in its expanded 2004 drilling plan. TXCO participated in 17 new wells and two re-entries in the second quarter alone. The Company placed a seventh rig in operation on its lease block last week. By comparison, there were as few as two rigs running during portions of first-half 2004.

TXCO Cumulative Production Volumes
	2Q 2004	2Q 2003	%Change	1H 2004	1H 2003	% Change
Natural gas/Mcf	782,926	495,794	+57.9%	1,421,576	1,047,113	+35.8%
Oil/Bbls	65,596	141,062	-53.5%	147,149	222,171	-33.8%

Natural Gas Equivalent/Mcfe	1,176,502	1,342,166	-12.3%	2,304,470	2,380,139	-3.2%
Barrels Oil Equivalent/BOE	196,084	223,694	-12.3%	384,078	396,690	-3.2%

     Higher natural gas production for the 2004 second-quarter and first-half periods reflects TXCO's continuing success in the Georgetown and Glen Rose shoal plays. This increase was offset by lower oil production, primarily due to a decline in the number of oil wells drilled by operating partners, compared to the same 2003 periods. The lower operating levels in the first half contributed to a 3.2 percent decline in overall production levels from first-half 2003.

     The Company's June 30 net exit rate was 837 barrels of oil per day (BOPD) and 10.1 million cubic feet per day (MMcfd) of natural gas, equal to 2,522 BOE or 15.1 MMcfe. Net daily production at July 15 rose to 1,081 BOPD and 10.4 MMcfd, equal to 2,814 BOE or 16.9 MMcfe. Three wells completed in June await pipeline connections and will go on production shortly. Current drilling and operating highlights include:

Georgetown

     TXCO spudded six new Georgetown wells in the second quarter in addition to two re-entries. At June 30, one was on production, two were completed awaiting pipeline connections, three were drilling and one was shut in pending further stimulation. Through this week, one well drilling at quarter end flow tested at rates as high as 3.3 MMcfd, while a re-entry well flow tested at rates as high as 456 BOPD.

     Two additional Georgetown horizontal wells were spudded in mid July. In the first six months, the Company spudded 14 of 25 Georgetown wells projected in its 2004 capital budget. The Georgetown represents the largest share of TXCO's drilling program this year. Net Georgetown production at June 30 was 4.2 MMcfd and 115 BOPD. Georgetown gas wells typically have hyperbolic production profiles with high initial flow rates that provide a quick payout potential, followed by a comparatively sharp decline, then longer-term production at lower rates.

Glen Rose Shoal

     In the second quarter, TXCO spudded four Glen Rose shoal wells. Glen Rose shoal gas production began in mid July from the Chittim 3-130H, 49.9 percent working interest (WI). In tests, the well flowed at rates as high as 1.7 MMcfd on a 24/64-inch choke with 170 pounds per square inch (psi) flowing tubing pressure from the Glen Rose C shoal. Completion began last week on the Chittim 3-142H (38.1% WI). In tests, the well flowed as much as 1.05 MMcfd and 2 BOPD on a 24/64-inch choke with 400 psi flowing tubing pressure. At June 30, two new wells were on production, one was completed and awaiting a pipeline connection while drilling continued on another.

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     In the first six months, the Company spudded seven Glen Rose shoal wells proposed in its 2004 CAPEX program and spudded an eighth well last week. Net Glen Rose shoal production at June 30 was 4.1 MMcfd and 12 BOPD.

Glen Rose Reefs

     To date, four new reef wells have been spudded, including three in the 15-well Glen Rose reef drilling program on the Burr/Wipff prospect (100% WI) announced in May. Initial drilling had been delayed by a lack of rig availability and inclement weather. The 15 reefs were identified using new 3-D seismic data and are on trend with similarly situated gas-producing Glen Rose reefs on TXCO's lease block nearby.

     Meanwhile, the Paloma E 1-54 (62.5% WI), went on production in mid July. In tests, the well flowed at rates as high as 1.6 MMcfd and 5 BOPD on an 18/64-inch choke with 1,015 psi flowing tubing pressure. Net Glen Rose reef production at June 30 was 1.4 MMcfd and 13 BOPD.

Glen Rose Oil

     TXCO (50% WI) and its operating partner, CMR Energy L.P., Houston, spudded the first new oil porosity well of 2004 in mid July, the Comanche 2-39H. Petrohawk Energy Corp. (Nasdaq:HAWK), Houston, is acting operator under contract to CMR. The vertical well may be converted to a horizontal completion depending on test results. Third-quarter plans include re-entering two existing vertical Glen Rose porosity wells for horizontal re-completions as a workover rig becomes available.

     CMR's recent corporate restructuring has delayed 2004 Glen Rose drilling activity to date. By comparison, six Glen Rose porosity wells were drilled during the first half of 2003 while none were drilled in the first half of 2004. Glen Rose oil production has continued to decline since the last porosity well was spudded in September 2003. TXCO's budget now calls for four new Glen Rose porosity wells and four re-entries prior to the end of 2004.

San Miguel Waterflood

     TXCO spudded five San Miguel oil wells on its Pena Creek unit (100% WI) in the second quarter. At June 30, two were on production while three were in completion. Three additional wells were spudded in July with two currently in completion and one still drilling. To date, 11 injection well workovers have been completed as part of a program to enhance water injection efficiency and increase oil output. The Company has budgeted 10 new San Miguel oil wells this year. Severe weather and flooding interrupted Pena Creek-area operations multiple times during the first-half 2004, temporarily reducing San Miguel oil production at June 30 to 293 BOPD. By July 15, net production had reached 315 BOPD as wells continued to be placed back on production.

Sligo/Pearsall

     The Taylor 132-1 well (62.5% WI) has been producing gas through temporary production facilities from Sligo perforations while Company engineers evaluated the formation. They have determined Sligo production could not be enhanced with stimulation. Consequently, TXCO plans to perforate and test the overlying Pearsall formation. Both of these lower Cretaceous intervals lie below the Glen Rose formation but above 7,500 feet.

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Coalbed Methane

     New horizontal well technology may increase gas production from TXCO's Olmos/coalbed methane (CBM) project by year end. The Company is re-entering two existing CBM dewatering wells (100% WI), to attempt horizontal re-completions using new multiple short-radius lateral (MSRL) technology. If successful, the MSRL technique could significantly increase dewatering volumes and associated CBM gas production.

New Credit Facility

     The Company closed on a $50 million senior secured revolving credit facility with Guaranty Bank, Houston, on June 30. The new credit facility has a three-year term expiring in 2007. It replaces TXCO's prior $25 million credit facility with Hibernia Bank of New Orleans. The new credit facility constitutes an expanded source of working capital for general corporate purposes and includes additional terms and conditions consistent with current industry terms for companies similar to TXCO.

     The new credit facility is collateralized by all of the Company's proven oil and gas properties, with an initial borrowing base of $12.3 million based on current levels of TXCO's oil and gas reserves and features bi-annual redeterminations. The current outstanding balance of $6.1 million was advanced at closing, repaying the outstanding balance under the prior facility. Interest under the new facility will be as much as 0.25 percentage point less than the former credit agreement, ranging from, at TXCO's option, (a) the London Interbank Offered Rate plus an applicable margin ranging from 2.00 percent to 2.5 percent or (b) prime plus an applicable margin ranging from 0.00 percent to 0.25 percent.

Seismic Option

     TXCO has acquired a 75 percent working interest in existing seismic option agreements on 62,089 gross acres from various private parties. Two parcels, located in Maverick, Kinney and Val Verde counties of Texas, consist of the 7,415-acre Quemado and the 54,674-acre Lonesome Dove prospects. The agreements give the Company an option to purchase oil and gas leases, and operate, on the acreage after acquiring and interpreting 3-D seismic data. Further terms were not disclosed. The parcels are adjacent to TXCO's existing Burr and Wipff leases and enlarge the Company's Maverick Basin position to 554,089 gross acres on a pro forma basis.

Earnings Announcement
TXCO plans to release its second-quarter and year-to-date earnings statement on or before Aug. 6, 2004.

About The Exploration Company

     The Exploration Company is an independent oil and gas enterprise with interests primarily in the Maverick Basin of Southwest Texas. Headquartered in San Antonio, TXCO is celebrating its 25th anniversary. The Company has a consistent record of long-term growth in its proved oil and gas reserves, leasehold acreage position, production and cash flow through its established exploration and development programs. Its business strategy is to build shareholder value by acquiring undeveloped mineral interests and internally develop a multi-year drilling inventory through the use of advanced technologies, such as 3-D seismic and horizontal drilling. The Company accounts for its oil and gas operations under the successful efforts method of accounting and trades its common stock on the Nasdaq Stock Market under the symbol "TXCO."

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Forward-Looking Statements

     Statements in this press release which are not historical, including statements regarding TXCO's or management's intentions, hopes, beliefs, expectations, representations, projections, estimations, plans or predictions of the future, are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements include those relating to budget plans, interest rates, capital expenditures, ongoing access to additional capital, production levels, drilling plans, equipment availability, including the timing, number, type of and cost of wells to be drilled, completed, re-entered, placed on production, planned projects and expected responses, establishment and evaluation of reserves, continuing overall success and the future exercise of seismic or lease options. It is important to note that actual results may differ materially from the results predicted in any such forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the costs of exploring and developing new oil and natural gas reserves, the price for which such reserves can be sold, environmental concerns affecting the drilling of oil and natural gas wells, as well as general market conditions, competition and pricing. More information about potential factors that could affect the Company's operating and financial results is included in TXCO's annual report on Form 10-K for the year ended Dec. 31, 2003, and its Form 10-Q for the quarter and year-to-date period ended March 31, 2004. These and all previously filed documents are on file at the Securities and Exchange Commission and can be viewed on TXCO's website at www.txco.com. Copies are available without charge upon request from the Company.

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